INTERIM INVESTMENT CO-ADVISORY AGREEMENT

THIS INTERIM INVESTMENT CO-ADVISORY AGREEMENT (this "Agreement") is made as of the 26th day of October, 2007, by and among STEWART INVESTMENT ADVISERS, a Barbados international business company (the "Adviser") and THE DENALI FUND INC., a Maryland corporation (the "Fund").

RECITALS

A.            On October 26, 2007, Neuberger Berman Management Inc. and Neuberger Berman LLC (collectively, the "NB Affiliates") resigned as investment adviser and sub-adviser, respectively, to the Fund.

B.            Under Rule 15a-4 (Temporary Exemption for Certain Investment Advisers) ("Rule 15a-4") of the Rules and Regulations, Investment Company Act of 1940, as amended (the "1940 Act"), the Fund is permitted to enter into an "interim" investment advisory contract that "has a duration no greater than 150 days following the date on which the previous contract terminates".

C.            The Board of Directors of the Fund (the "Board") has approved the Adviser as adviser to the Fund and will recommend to stockholders the approval of the Adviser at a special stockholder meeting tentatively scheduled for February, 2008 (the "Special Meeting").

D.            The Board has agreed to engage the Adviser on an interim basis in accordance with Rule 15a-4 and in accordance with the terms and conditions of this Agreement.

COVENANTS

1. Investment Description; Appointment.  The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in such manner and to such extent as may from time to time be approved by the Board.  The Fund desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund.  Adviser hereby accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2. Services as Investment Adviser.  Subject to the supervision and direction of the Board, the Adviser will (a) act in accordance with the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940, as the same may be from time to time amended, (b) manage the Fund's portfolio on a discretionary basis in accordance with its investment objectives and policies, (c) make investment decisions and exercise voting rights in respect of portfolio securities for the Fund, (d) place purchase and sale orders on behalf of the Fund, (e) employ, at its own expense, professional portfolio managers and securities analysts to provide research services to the Fund, (f) determine the portion of the Fund's assets to be invested, from time to time, in various asset classes (e.g., common stocks, fixed income securities, cash equivalents), (g) determine the portion of the Fund's assets to be leveraged, from time to time, and the form that such leverage will take, and  (h) monitor and evaluate the services provided by the Fund's investment sub-adviser(s), if any, under the terms of the applicable investment sub-advisory agreement(s).  In providing these services, the Adviser will provide investment research and supervision of the Fund's evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

3. Co-Advisor to the Fund. Subject to the approval of the Board, the Fund will engage an investment co-adviser, Boulder Investment Advisers, L.L.C., a Colorado limited liability company and registered investment adviser under the Investment Advisers Act of 1940, in respect of all or a portion of the Fund's assets (the "Co-Adviser").   The Adviser and the Co-Adviser will be jointly responsible for providing the services described in subparagraphs (b), (c), (d), (e), (f) and (g) in Paragraph 2 above and Paragraphs 5 and 6 below (Information Provided to Fund) with respect to the Fund's assets, although the Adviser will have primary responsibility for all record-keeping and day-to-day business activities relating to the investment operations of the Fund.  In the event that the Co-Adviser's engagement is terminated, the Adviser shall be responsible for furnishing the Fund with the services theretofore performed by such Co-Adviser under the applicable investment advisory agreement or arranging for a successor co-adviser or sub-adviser, as the case may be, to provide such services under terms and conditions acceptable to the Fund and the Board and subject to the requirements of the 1940 Act.

4. Engagement of Sub-Advisers to the Fund.  Subject to the approval of the Board, the Adviser may engage an investment sub-adviser or sub-advisers to provide advisory services in respect of all or a portion of the Fund's assets (the "Sub-Advised Portion") and may delegate to such investment sub-adviser(s) all or a portion of the responsibilities described in subparagraphs (b), (c), (d), (e), (f) and (g) in Paragraph 2 above and Paragraph 6 below (Information Provided to Fund) with respect to the Sub-Advised Portion.  In the event that an investment sub-adviser's engagement has been terminated, the Adviser shall be responsible for furnishing the Fund with the services required to be performed by such investment sub-adviser(s) under the applicable investment sub-advisory agreements or arranging for a successor co-adviser or sub-adviser, as the case may be, to provide such services under terms and conditions acceptable to the Fund and the Board and subject to the requirements of the 1940 Act.

5. Brokerage.  In executing transactions for the Fund and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available.  In assessing the best overall terms available for any Fund transaction, the Adviser will consider all factors it deems relevant  including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis.  In selecting brokers or dealers to execute any transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which the Adviser or any affiliate exercises investment discretion.

6. Information Provided to the Fund.  The Adviser will use its best efforts to keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

7. Standard of Care.  The Adviser shall exercise its best judgment in rendering the services described herein.  The Adviser shall not be liable for any error of judgment or mistake of law or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("Disabling Conduct").  The Fund will indemnify the Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from Disabling Conduct by the Adviser.  Indemnification shall be made only following (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Adviser was not liable by reason of Disabling Conduct, or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of Disabling Conduct by (a) the vote of a majority of the Directors of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party Directors"), or (b) independent legal counsel in a written opinion.  The Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter to which it is seeking indemnification in the manner and to the fullest extent permissible under the law.  The Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met.  In addition, at least one of the following additional conditions shall be met: (a) the Adviser shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of disinterested non-party Directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Adviser will ultimately be found to be entitled to indemnification.

8. Compensation.  In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser the Advisory Fee (as defined in the Fee Schedule) such amount to be paid monthly, in the amount set forth in the fee schedule attached hereto as  Exhibit A (the "Fee Schedule").  The Advisory Fee shall be the aggregate and entirety of all advisory fees to be paid by the Fund and will be divided between the Adviser and the Co-Adviser as set forth in the Fee Schedule, which fee split may be adjusted from time to time in the discretion of the Board so long as the aggregate advisory fee does not exceed the Advisory Fee.  The fee payable to Adviser for any period shorter than a full calendar month shall be prorated according to the proportion that such payment bears to the full monthly payment.

9.  Expenses.                            Except as indicated below, the Adviser will bear all expenses in connection with the performance of its services under this Agreement, including the fees payable to the Co-Adviser and to any investment sub-adviser engaged pursuant to Paragraphs 3 or 4 of this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including organizational expenses, taxes, interest, brokerage costs and commissions and stock exchange fees; fees of Directors of the Fund who are not also officers, directors or the employees of Adviser; Securities and Exchange Commission fees; state Blue Sky qualification fees; charges of any custodian, any sub-custodians and transfer and dividend-paying agents; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; membership fees in trade associations; stock exchange listing fees and expenses; litigation and other extraordinary or non-recurring expenses. Additionally, the Fund will bear the reasonable travel-related expenses (or an appropriate portion thereof) to attend Board of Directors' meetings for (i) the Fund's executive officers who are also officers of the Adviser or the Co-Adviser and (ii) the Adviser's, Co-Adviser’s or a sub-adviser’s portfolio manager(s) who are primarily responsible for managing all or a portion of the Fund's portfolio.

10. Services to other Companies or Accounts.  The Fund understands that the Adviser now acts, or may act in the future as an investment adviser to fiduciary and other managed accounts or other trusts, or as investment adviser to one or more other registered or unregistered investment companies, and the Fund has no objection to the Adviser so acting.  The Fund understands that the persons employed by Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

11. Term of Agreement.  This Agreement shall become effective as of the date of this Agreement, and shall terminate on the earlier of (i) approval of the Adviser and a new advisory agreement at the Special Meeting or an adjournment thereof in conformance with the 1940 Act or  (ii) 150 days following the date of this Agreement in accordance with Rule 15a-4.  Notwithstanding the foregoing, this Agreement is terminable by a party hereto on sixty (60) days' written notice to the other party.  Any termination shall be without penalty and any notice of termination shall be deemed given when received by the addressee.

12. No Assignment.  This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by any party hereto and will terminate automatically in the event of its assignment (as defined in the 1940 Act).  It may be amended by mutual agreement, in writing, by the parties hereto.

13. Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto.

14. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

15. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes, and together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ADVISER:

STEWART INVESTMENT ADVISERS, a Barbados international business company

By: /s/ Glade L. Christensen

Glade L. Christensen

 Its: President

FUND:

THE DENALI FUND INC., a Maryland corporation

By: /s/ Stephen C. Miller

Stephen C. Miller

 Its:  President

Page

S:\NRL\Fundamental Documents\InterimAdvAgrSIA_NRL.doc

Exhibit A

FEE SCHEDULE

The Advisor shall be paid after the end of each calendar month, a fee for the previous month computed as follows:

For the period ending October 31, 2007:  At the annual rate of 20 basis points of the value of the Fund’s average monthly net assets; and

For the period commencing November 1, 2007:  At the annual rate of 28 basis points of the value of the Fund’s average monthly net assets (the "Advisory Fee").

  For purposes of calculating the Advisory Fee, the Fund’s average monthly net assets will be deemed to be the average monthly value of the Fund’s total assets minus the sum of the Fund’s liabilities (excluding leverage borrowings such as bank or institutional borrowings, preferred stock, bonds, debentures, etc.) and accrued dividends.

The Advisory Fee is the maximum aggregate fee that is to be paid to the Adviser and any co-adviser or sub-adviser under this and any other co-advisory or sub-advisory agreements.

FEE SPLIT BETWEEN ADVISER AND CO-ADVISER

The Advisory Fee shall be split among the Adviser and Co-Adviser, 25% to Boulder Investment Advisers LLC and 75% to Stewart Investment Advisers.

Page

S:\NRL\Fundamental Documents\InterimAdvAgrSIA_NRL.doc